CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the registration statement of Wellsford Real Properties, Inc. on Form S-11 registration no. 333-32445, as amended, of our report dated March 28, 1997 on our audit of the combined statement of revenues and certain expenses of The Abbey Companies for the year ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."


COOPERS & LYBRAND L.L.P.

Los Angeles, California
December 3, 1997